LightPath Technologies Sees Increasing Demand and Revenue From Aspheres for Industrial Laser Tools

Based on Customer Feedback on LightPath Technologies' Shipments of Molded Aspheric Lenses to Multiple Large OEM Manufacturers, LightPath Is Seeing Growth in Its Strategic Consumer and Industrial Laser Tools Market Segment

ORLANDO, FL -- (Marketwire - February 16, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH), is seeing increasing demand in the strategic market of molded aspheres for consumer and industrial laser tools. Current open orders for these products are valued over $1.8M with more than 25% growth anticipated over the next several quarters. After a year of volume production shipments to multiple OEM manufacturers, the acceptance of molded aspheres as a replacement for spherical doublets and triplets has surpassed LightPath's initial expectations. Molded aspheric lenses are being adopted because they provide a cost savings and are easier to assemble over traditional high volume spherical doublet and triplet lenses without sacrificing performance.

Jim Gaynor, the CEO of LightPath Technologies, commented, "The success of our laser tool line of aspheric lenses is a demonstration of our capabilities in providing a low cost platform for the manufacture of high precision glass molded aspheric lenses. We are currently providing lenses to four major OEM producers and several smaller manufacturers and have been qualified by a fifth major OEM. We anticipate continued growth in this multi-million dollar market segment going forward and continued production increases over the next several quarters."

Mr. Gaynor continued, "LightPath Technologies has been successful in its continuing strategy of improving its cost structure and capturing high volume lens applications. The increasing acceptance of our lenses in the industrial laser tools market segment shows the value in LightPath's improved manufacturing methods and an increased presence in the Asian markets."

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Phone: 407-382-4003 x336
Email: rpini@lightpath.com
Internet:  www.lightpath.com